EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective as of the 1st day of August, 2008

BETWEEN:

OILSANDS QUEST INC., a body corporate incorporated under the laws of the State of Colorado (hereinafter called the "Corporation")

- and -

LEIGH PETERS, an individual resident in Calgary, Alberta (hereinafter called the "Executive")

WHEREAS the Corporation wishes to employ the Executive as the Vice President, Legal of the Corporation pursuant to the terms of this Agreement;

AND WHEREAS the Executive wishes to accept employment with the Corporation in the said position pursuant to the terms of this Agreement;

NOW THEREFORE in consideration of the employment of the Executive by the Corporation, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the following terms shall have the following meanings:

(a)	"Act" means the Business Corporations Act (Alberta), as amended;

(b)	"affiliated" has the meaning set out in the Act, and an "affiliate" means one of two or more affiliated bodies corporate;

(c)	"Agreement" means this Executive Employment Agreement;

(d)	"Base Salary" means the amount paid to the Executive annually by the Corporation pursuant to Article 5.1;

(e)	"Board of Directors" means the board of directors of the Corporation;

(f)	"Business" means the business of the Corporation;

(g)
"Cause" means any reason which would entitle the Corporation to terminate the Executive's employment without notice or payment in lieu of notice at common law, or under the provisions of any other applicable law or regulation and includes, without limiting the generality of the foregoing:

(i)	fraud, misappropriation of the Corporation's property or funds, embezzlement, malfeasance, misfeasance or nonfeasance in office which is willfully or grossly negligent on the part of the Executive;

(ii)
the willful allowance by the Executive of her duty to the Corporation and her personal interests to come in conflict in a material way in relation to any transaction or matter that is of a substantial nature; or

(iii)
the material breach by the Executive of any of her covenants or obligations under this Agreement including, without limitation, any non-competition, non-solicitation or confidentiality covenants with the Corporation;

(h)	"Change of Control" means the occurrence of any of the following:

(i)
the acquisition, by whatever means, by a person (or two or more persons who in such acquisition have acted jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the securities acquired), directly or indirectly, of the beneficial ownership of such number of voting securities or rights to voting securities of the Corporation, which together with such person's then owned voting securities and rights to voting securities, if any, represent (assuming the full exercise of such rights to voting securities) more than 30% of the combined voting power of the Corporation's then outstanding voting securities and such person's previously owned rights to voting securities; or

(ii)
the amalgamation, consolidation or merger of the Corporation with any other corporation pursuant to which the shareholders of the Corporation immediately prior to such transaction do not own voting securities of the successor or continuing corporation which would entitle them to cast more than 30% of the votes attaching to shares in the capital of the successor or continuing corporation which might be cast to elect directors of that corporation; or

(iii)
the election at a meeting of the Corporation's shareholders, as directors of the Corporation, of a number of persons, who were not included in the slate for election as directors proposed to the Corporation's shareholders by the Corporation's prior Board of Directors, and who would represent a majority of the Board of Directors, or the appointment as directors of the Corporation, of a number of persons which would represent a majority of the Board of Directors, nominated by any holder of voting shares of the Corporation or by any group of holders of voting shares of the Corporation acting jointly or in concert and not approved by the Corporation's prior Board of Directors;

(i)	"Company Property" includes any and all proprietary technology, financial, operating and training information, all works of expression and any copyrights in

(j)
such works, current or potential business contacts and contract development information, patentable inventions, discoveries or trade secrets, and any materials, tools, equipment, devices, records, files, data, tapes, computer programs, computer disks, software, communications, letters, proposals, memoranda, lists, drawings, blueprints, correspondence, specifications or any other documents or property belonging to the Corporation or any Related Corporations;

(k)
"Confidential Information" means any information of a confidential nature which relates to the Business of the Corporation or any Related Corporation, including, without limiting the generality of the foregoing, trade secrets, technical information, marketing strategies, sales and pricing policies, financial information, business, marketing or technical plans, programs, methods, techniques, concepts, formulas, documentation, intellectual property, software, industrial designs, products, geophysical studies and data, strategic studies, engineering information, customer and supplier lists, shareholder data and personnel information.  Notwithstanding the foregoing, Confidential Information shall not include any information which:

(i)
was in the possession of or known to the Executive prior to joining the Corporation or any related corporation, without any obligation to keep it confidential, before it was disclosed to the Executive by the Corporation; or

(ii)	is or becomes public knowledge through no fault of the Executive; or

(iii)	is independently developed by the Executive outside the scope of her employment with the Corporation; or

(iv)	is disclosed by the Corporation or any related corporation to another Person without any restriction on its use or disclosure; or

(v)	is or becomes lawfully available to the Executive from a source other than the Corporation;

(l)	"Effective Date" means the date of this Agreement, unless otherwise noted herein or agreed to by the Parties;

(m)	"Intellectual Property" means:

(i)	all material subject to copyright claims,

(ii)	all know-how, trade secrets, improvements, discoveries and inventions, whether or not patentable, and

(iii)	all patent applications and patents,

in any case, made, conceived, developed or first reduced to practice by the Executive in the course of the Executive's employment with the Corporation (whether during regular office hours or otherwise and whether at the Corporations'

work premises or otherwise), and any continuation thereof made during the term of the Executive's employment with the Corporation or after termination thereof, together with all supporting evidence thereof, including, without limitation, notes, sketches, drawings, diagrams, models and data pertaining thereto.

(n)	"Monthly Base Salary" means the annual Base salary paid to the Executive, divided by 12;

(o)	"Notice" means any notice given by one Party to the other Party in accordance with the provisions hereof;

(p)	"Party" means one or other of the Executive and the Corporation, and "Parties" means the Executive and the Corporation;

(q)	"Permanent Disability" means a mental or physical disability whereby the Executive:

(i)
is unable, due to illness, disease, mental or physical disability or similar cause, to fulfill her obligations as an officer of the Corporation for any consecutive 6 month period, or for any period of 12 or more months (whether consecutive or not) in any consecutive 24 month period; or

(ii)	is declared by a Court of competent jurisdiction to be mentally incompetent or incapable of managing her affairs;

(r)	"Person" includes an individual, partnership, association, body corporate, trustee, executor, administrator or legal representative, and "Persons" means a group of more than one Person;

(s)	"Related Corporation" means any subsidiary, parent company, division, affiliate, predecessor or successor of the Corporation;

(t)
"Severance Factor" means 12 plus the number of years of completed service for the Corporation up to a maximum of 18 and for purposes of this Agreement, the years of service shall be calculated from August 1, 2007;

(u)	"Term" means the period during which this Agreement remains in force pursuant to Article III;

(v)	"Termination Date" means the last day actively worked by the Executive for the Corporation; and

(w)	"Triggering Events" means any one or more of the following:

(i)
a material change (other than those which are clearly consistent with a promotion or additions to or realignments of current responsibilities due to the growth of the organization) in the services, position or duties of the Executive with the Corporation, responsibilities (including, without limitation, the office to which the Executive reports and the personnel which report to the Executive), title or office, which includes any removal of the Executive from or any failure to re-elect or re-appoint the Executive to any such positions or offices, without the prior consent of the Executive;

(ii)
the assignment by the Corporation to the Executive of any duties which are inconsistent with the Executive’s position, duties and responsibilities within the Corporation, without the prior written consent of the Executive;

(iii)
any failure by the Corporation to continue in effect any material benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership, stock option or stock purchase plan, pension plan or retirement plan in which the Executive is participating or entitled to participate or the Corporation taking any action or failing to take any action that would adversely affect the Executive's participation in or reduce her rights or benefits under or pursuant to any such plan, without in any of the foregoing events providing alternative rights or benefits of reasonably equivalent or greater value, or the Corporation failing to increase or improve such rights or benefits on a basis consistent with practices in effect with respect to the other senior executives of the Corporation;

(iv)
the Corporation relocating the Executive to any place other than Calgary, Alberta without the consent of the Executive, except for required travel on the Corporations’ business to an extent substantially consisten with the Executive’s current duties and obligations;

(v)	the sale, lease or transfer by the Corporation of all or substantially all of the assets of the Corporation to any Person other than a Related Corporation;

(vi)	approval by the shareholders of the Corporation of the liquidation, dissolution or winding-up of the Corporation;

(vii)
any breach by the Corporation of any provision of this Agreement which is not rectified in all material respects within a reasonable period of time after notice of such breach has been provided by the Executive to the Corporation; or

(viii)	the failure by the Corporation to obtain, in a form satisfactory to the Executive, an effective assumption of her obligations under this Agreement by any successor to the Corporation.

1.2 The headings in this Agreement are inserted for convenience and ease of reference only, and shall not affect the construction or interpretation of this Agreement.

1.3 All words in this Agreement importing the singular number include the plural, and vice versa.  All words importing gender include the masculine, feminine and neuter genders.

1.4 All monetary amounts are in Canadian dollars.

1.5 The word "including", when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope.

1.6 A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.7 A reference to an entity includes any successor to that entity.

1.8 A reference to "approval", "authorization" or "consent" means written approval, authorization or consent.

1.9 A reference to an Article is to an Article of this Agreement and the reference to a Section followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or sub-clause of this Agreement so designated.

ARTICLE II

EMPLOYMENT OF EXECUTIVE

2.1 The Corporation agrees to employ the Executive as the Vice President, Legal of the Corporation and the Executive agrees to accept such employment in accordance with the terms and conditions of this Agreement.

2.2           The Parties agree that the relationship between the Corporation and the Executive is that of employer and employee.

ARTICLE III

TERM OF AGREEMENT

3.1 The Term of this Agreement shall be for an indefinite period commencing on the Effective Date, unless earlier terminated by the Corporation or the Executive pursuant to the terms and conditions of this Agreement.

ARTICLE IV

DUTIES OF EXECUTIVE

4.1 The Executive shall, during the Term:

(a)
perform the duties and responsibilities of the Vice President, Legal as set forth on Schedule "A", including all those duties and responsibilities customarily performed by a person holding the same or an equivalent position, or performing duties similar to those to be performed by the Executive, in corporations of a similar size to the Corporation, in a similar Business to that of the Corporation in Canada and publicly traded on a recognized senior stock exchange (recognizing the fluid nature of management of the Corporation and the reallocation of responsibilities amongst executives from time to time), as well as such other related duties and responsibilities as may be assigned to the Executive by the

President and Chief Operating Officer of the Corporation or designate from time to time, provided that such other related duties and responsibilities are consistent with the Executive's duties as the Vice President, Legal;

(b)
accept such other office or offices to which she may be elected or appointed by the Board of Directors of the Corporation in addition to that of the Vice President, Legal, provided that performance of the duties and responsibilities associated with such office or offices shall be consistent with the duties provided for in Article 4.1(a); and

(c)
devote substantially all of her working time, attention, efforts and skill to the performance of her duties and responsibilities as set out herein, and truly and faithfully serve the best interests of the Corporation at all times.  In particular, and without limiting the generality of the foregoing, the Executive shall not engage in any personal activities or any employment, consulting work, trade or other business activity on her own account or on behalf of any other Person, or as a material investor or shareholder of any other business or Person that competes, conflicts or interferes with the Business or the performance of the Executive's duties under this Agreement in any way, whether directly or indirectly.  It shall not be a violation of this Article 4.1(c) for the Executive to engage in a voluntary activity or other public service which does not interfere with the Executive's duties under this Agreement.

Notwithstanding paragraph 4.1(c), the Corporation agrees that the Executive may be a member of the board of directors of other companies provided that:

(d)	the holding of such position would not be in direct conflict with the Business, and

(e)	the Board of Directors of the Corporation has granted prior written approval to such position.

ARTICLE V

BASE SALARY

5.1 During the Term of this Agreement, the Corporation shall pay to the Executive a salary of $225,000 per annum (the "Base Salary"), less required statutory deductions, payable in equal semi-monthly installments or as otherwise determined by the Corporation.  The Executive's Base Salary will be reviewed by the President and Chief Operating Officer of the Corporation or his designate from time to time, and may be increased (but not decreased) at the sole discretion of the Chief Operating Officer, based upon such factors as in her sole discretion determines are relevant, which factors may include the performance of the Corporation and the employment compensation arrangements of other corporations carrying on a similar business and of a similar size to the Corporation in Canada.

5.2 The Corporation shall reimburse the Executive for all reasonable out-of-pocket expenses incurred in the performance of her duties and in accordance with the applicable policies and procedures of the Corporation, as may be amended by the Corporation at its sole discretion from time to time.  All payments or reimbursements of expenses shall be subject to the submission by the Executive of appropriate vouchers, bills and receipts.

ARTICLE VI

INCENTIVE PAYMENTS

6.1 The Executive shall be entitled to participate in the following incentive plans:

(a)	the Corporation's long and short term incentive plans (including stock option plans), and

(b)	the Corporation's bonus plan,

as they may be established from time to time, in amounts and on such terms and conditions as may be determined by the Board of Directors of the Corporation at its sole discretion. Any such participation by the Executive shall be subject to the terms and conditions of the relevant plan of the Corporation after it has been established, and as it may be amended by the Board of Directors of the Corporation at its sole discretion from time to time, and by the terms and conditions of any applicable agreement between the Executive and the Corporation made pursuant to such plan.

6.2 When the bonus plan has been established, the Corporation shall set a target for annual bonus entitlement at a minimum of 40 per cent of the Base Salary. No bonus will be paid except for completed calendar years.

6.3 Executive will be eligible for stock option grants based on performance and subject to the approval and sole discretion of the Board of Directors. Except for the provisions of 12.3, in the event of any conflict between the terms hereof and the terms of the Stock Option Agreement the terms of the Stock Option Agreement shall prevail to the extent of the conflict.

ARTICLE VII

BENEFITS

7.1 The Executive shall be entitled to participate in all of the employment benefits provided by the Corporation for its employees ("Benefits"), subject to the terms and conditions of the applicable benefit plans established by the Corporation, as may reasonably amended by the Corporation from time to time.

7.2 In addition, the Executive shall be entitled to a vehicle allowance in the amount of $1,500 per month.

ARTICLE VIII

VACATION

8.1 The Executive shall be entitled to an annual paid vacation of 25 business days.  Vacation may be taken in such a manner and at such times as the Executive and the Corporation mutually agree.

ARTICLE IX

TERMINATION BY CORPORATION

9.1 Subject to Section 9.3, the Corporation shall be entitled to terminate this Agreement and the Executive's employment at any time, for any reason, upon written Notice to the Executive, in which case the Corporation shall provide the Executive with the following (subject to the conditions set out in Article 9.2):

(a)	a lump sum payment equal to the Monthly Base Salary as at the Termination Date, multiplied by the Severance Factor;

(b)
a lump sum payment equal to the value of the Executive's Benefits (which value shall be deemed to be the monthly cost to the Corporation excluding GST and similar taxes), multiplied by the Severance Factor; and

(c)
a further lump sum payment equal to the Executive's average annual bonuses during the last three fiscal years preceding the Termination Date (or, if the Executive has been employed for less than three fiscal years, then for the period of employment preceding the Termination Date), divided by 12 and multiplied by the Severance Factor.

Payment of the amounts set out in this Article 9.1 shall represent full and final settlement of any claims by the Executive against the Corporation or any Related Corporation, arising out of or in any way connected to the Executive's employment with the Corporation or any Related Corporation, or the termination of such employment, whether at common law or under the provision of any statute or regulation, or pursuant to the terms of any agreement between the Parties.

9.2 Payment of the amounts set out in Article 9.1 shall be subject to the following conditions:

(a)	the prior execution by the Executive of a settlement agreement and release and indemnity in favour of the Corporation and any Related Corporations, in a form reasonably acceptable to the Corporation;

(b)	any withholdings or deductions required by law to be made by the Corporation; and

(c)	the Executive's right to receive payment under Article 9.1 shall not be subject to any duty to mitigate, nor affected by any actual mitigation by the Executive.

9.3 The Corporation shall be entitled to terminate this Agreement and the Executive's employment with the Corporation at any time, without notice, pay in lieu of notice or any other form of severance or termination pay, for Cause.

Notwithstanding any other term or provision of this Article 9, upon termination of the Executive’s employment by the Corporation for any reason, the Executive shall receive any Base salary and Benefits earned up to the Termination Date.

ARTICLE X

TERMINATION BY EXECUTIVE

10.1 The Executive may terminate this Agreement and her employment with the Corporation by providing 60 days' prior written Notice to the Corporation.  Upon termination of her employment pursuant to this Article 10.1, the Executive shall not be entitled to receive any notice or pay in lieu of notice, or any other form of severance or termination pay pursuant to this or any other agreement between the Parties.

10.2 Notwithstanding the provision in Article 10.1, the Executive may terminate her employment with the Corporation upon giving 60 days' written notice and receive the payments set out in Article 10.3, upon the occurrence of either a Change of Control or a Triggering Event, and subject to the conditions set out in Article 10.4.

10.3 Upon the occurrence of either a Change of Control or a Triggering Event, and subject to the conditions set out in Article 10.4, the Executive shall receive the following:

(a)	a lump sum equal to the Monthly Base Salary as at the Termination Date, multiplied by the Severance Factor;

(b)
a lump sum equal to the value of the Executive's Benefits (which value shall be deemed to be the monthly cost to the Corporation excluding GST and similar taxes), multiplied by the Severance Factor; and

(c)
a further lump sum equal to the Executive's average annual bonuses during the last three fiscal years preceding the Termination Date (or, if the Executive has been employed for less than three fiscal years, then the annual average bonus for the period of employment preceding the Termination Date), divided by 12 and multiplied by the Severance Factor.

Payment of the amounts set out in this Article 10.3 shall represent full and final settlement of any claims by the Executive against the Corporation or any Related Corporation, arising out of or in any way connected to the Executive's employment with the Corporation or any Related Corporation, or the termination of such employment, whether at common law or under the provision of any statute or regulation, or pursuant to the terms of any agreement between the Parties.

10.4 Payment of the amounts set out in Article 10.3 shall be subject to the following terms and conditions:

(a)	the prior execution by the Executive of a settlement agreement and release and indemnity in favour of the Corporation and any Related Corporations, in a form reasonably acceptable to the Corporation;

(b)	the tendering by the Executive of her resignation from any position she may hold as an officer or a director of the Corporation and any Related Corporations;

(c)	any withholdings or deductions required by law to be made by the Corporation by law;

(d)	the Executive's right to receive the payments under Article 10.3 shall not be subject to any duty to mitigate, nor affected by any actual mitigation by the Executive; and

(e)
the receipt by the Corporation of written notice from the Executive, within 60 days of the occurrence of a Change of Control or a Triggering Event, as the case may be, setting out the basis on which the Executive believes that a Change of Control or a Triggering Event as the case may be, has occurred.

10.5 The Executive covenants and agrees to provide her full cooperation and assistance, in connection with the termination of her employment upon a Triggering Event, to transfer her duties and responsibilities to a replacement.

10.6 Notwithstanding any other term or provision of this Article 10, upon termination of the Executive’s employment by the Executive for any reason, the Executive shall receive any Base salary and Benefits earned up to the Termination Date.

10.7 Payment under Article 10 shall be made on the later of the date which is 30 calendar days after receipt by the Corporation of the Notice referred to herein and the date which is 60 calendar days after the effective date of the Change of Control or Triggering Event, as the case may be.

ARTICLE XI

TERMINATION UPON DEATH OR PERMANENT DISABILITY

11.1 This Agreement shall automatically terminate upon the death of the Executive.

11.2 In the event that the Executive shall suffer a Permanent Disability, the Corporation may terminate this Agreement and the Executive's employment by providing at least 30 days' prior written Notice to the Executive that the Corporation recognizes that the performance of this Agreement has been frustrated by the Permanent Disability.  Upon termination of the Executive's employment pursuant to this Article 11.2, the Corporation shall have no further obligation to the Executive, with the exception that the Executive shall continue to be entitled to such insurance benefits as may be provided under any long term disability insurance plan, and to any benefit or entitlement arising from any pension plan of the Corporation.

ARTICLE XII

STOCK OPTIONS

12.1 Upon the termination of the Executive without Cause under Section 9.1, or for Cause under Section 9.3, or if the Executive terminates this Agreement pursuant to Section 10.1, only those stock options and other incentive interests held by the Executive (including, for the purposes hereof, those stock options and other incentive interests granted to the Executive by a Related Corporation) that are vested at such Termination Date may be exercised by the Executive in accordance with the terms of the relevant agreement, stock option plan or other incentive plans of the Corporation in effect at the time, as applicable, and the Executive shall have no claim to the acceleration of vesting or the exercise on any stock options and other incentive interests which are not fully vested as at such Termination Date other than under the terms of the relevant agreement, stock option plan or other incentive plans of the Corporation in effect at the time, as applicable.  All such remaining unvested stock options and other incentive interests shall terminate, be null and void and of no further force and effect.

12.2 Upon termination of the Executive by reason of death or Permanent Disability, only those stock options and other incentive interests held by the Executive (including, for the purposes hereof, those stock options and other incentive interests granted to the Executive by a Related Corporation) which are vested at such Termination Date may be exercised by the Executive pursuant to the terms of the relevant agreement, stock option plan or other incentive plans of the Corporation in effect at the time, as applicable, and the Executive shall have no claim to the acceleration of vesting or to the exercise of any stock options which are not fully vested as at such Termination Date, other than under the terms of the relevant agreement, stock option plan or other incentive plans of the Corporation in effect at the time, as applicable.  All such remaining unvested stock options and other incentive interests shall terminate, be null and void and of no further force and effect notwithstanding the terms of the relevant agreement, stock option plan or other incentive plans of the Corporation in effect at the time, as applicable.

12.3 Notwithstanding subsections 12.1 and 12.2 hereof, the provisions of the Corporation's stock option plan, the Parties agree that upon termination of the Executive pursuant to Sections 9.1, 10.2, 11.1 or 11.2 hereof, the provisions of the applicable stock option agreement supersede and shall govern in the event of any conflict with the terms of this Agreement.

ARTICLE XIII

CONFIDENTIAL INFORMATION AND NON-COMPETITION

13.1 The Executive acknowledges and agrees that in performing the duties and responsibilities of her employment pursuant to this Agreement, she will occupy a position of high fiduciary trust and confidence with the Corporation, pursuant to which she will develop and acquire wide experience and knowledge with respect to all aspects of the Business carried on by the Corporation and its Related Corporations, and the manner in which such Business is conducted.  It is the express intent and agreement of the Executive and the Corporation that such knowledge and experience shall be used solely and exclusively in furtherance of the Business interests of the Corporation and its Related Corporations, and not in any manner detrimental to them.  The Executive therefore agrees that, so long as she is engaged by the Corporation pursuant to this Agreement, she shall not engage in any practice or business that competes with the Business of the Corporation or its Related Corporations.  It shall not be considered a violation of this Section 13.1 for the Executive to be involved as an investor or shareholder in securities issued by corporations that compete directly or indirectly with the Business, provided that such investment does not constitute more than 5% of the outstanding securities of a business or corporation whose shares trade on a recognized stock exchange.

13.2 The Executive agrees that during the Term, and following the termination of the Executive's employment for any reason, she shall treat confidentially all Confidential Information belonging to the Corporation or its Related Corporations, and shall not use or disclose the Confidential Information to any unauthorized persons, except with the prior express written consent of the Corporation, or otherwise as required by law.

13.3 The Executive further acknowledges and agrees that pursuant to the terms of this Agreement, she will acquire Company Property which is and shall remain the sole and exclusive property of the Corporation.  Upon termination of the Executive's employment and this Agreement for any reason, the Executive shall return to the Corporation all Company Property, together with any copies or reproductions thereof, which may have come into the Executive's possession during the course of or pursuant to this Agreement, and shall delete or destroy all computer files on her personal computer which may contain any Confidential Information belonging to the Corporation, or its Related Corporations.

13.4 Notwithstanding the provision of 13.2 and 13.3, the Executive shall be permitted to disclose Confidential Information as required by law, regulation, government body or authority or by court order.

13.5 The Executive acknowledges and agrees that the Corporation would suffer irreparable harm in the event that any Confidential Information or other knowledge and experience acquired by the Executive in relation to the business of the Corporation were disclosed to a competitor of the Corporation or used for a competitive purpose for a reasonable period of time following the termination of her employment.  Accordingly, the Executive agrees that in the event her employment with the Corporation is terminated for Cause by the Corporation, or in the event that the Executive voluntarily resigns her employment with the Corporation, neither she nor any employee or agent of the Executive shall, for a period of three (3) months from the Termination Date:

(a)
be engaged, either directly or indirectly in any manner including, without limitation, as an officer, director, shareholder, owner, partner, member, joint venturer, employee, independent contractor, consultant, advisor or sales representative, in any business or enterprise which competes with the Business of the Corporation or any Related Corporation, as such business was conducted as of the Termination Date, with the exception that the Executive may be involved as an investor or shareholder in securities issued by corporations that compete directly or indirectly with the Business, provided that such investment does not constitute more than 5% of the outstanding securities of a business or corporation whose shares trade on a recognized stock exchange;

(b)
solicit, entice or attempt to solicit or entice, either directly or indirectly, any customer or prospective customer of the Corporation or any Related Corporation as at the Termination Date, to become a customer of any business or enterprise which competes with the Corporation or any Related Corporation for any business as such business was conducted by the Corporation or any Related Corporation as at the Termination Date; or

(c)
solicit or entice, or attempt to solicit or entice, either directly or indirectly, any employee of the Corporation or any Related Corporation as at the Termination Date, to become employed by or connected with any business or enterprise which competes with the Corporation or any Related Corporation for any business as such business was conducted by the Corporation or any Related Corporation as at the Termination Date.

The restrictions set out in this Section 13.5 shall apply only within North America or to any business that directly relates to North America.

13.6 The Executive acknowledges and agrees that the Corporation will suffer harm in the event that the Executive breaches any of the obligations under this Article 13, and that monetary damages would be difficult to quantify and may be inadequate to compensate the Corporation for such a breach.  Accordingly, the Executive agrees that in the event of a breach or a threatened breach by the Executive of any of the provisions of this Article 13, the Corporation shall be entitled to seek, in addition to any other rights, remedies or damages available to the Corporation at law or in equity, an interim and permanent injunction, in order to prevent or restrain any such breach or threatened breach by the Executive.

13.7 The Executive hereby agrees that all restrictions contained in this Article 13 are reasonable and necessary to protect the legitimate proprietary interests of the Corporation, and will not unduly restrict her ability to secure comparable alternative employment following the termination of her employment for any reason.  If any covenant or provision of this Article 13 is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect.

13.8 The provisions of this Article 13 shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

ARTICLE XIV

INTELLECTUAL PROPERTY

14.1 All Intellectual Property shall belong to the Corporation, and the Corporation shall be the sole and exclusive owner of any and all rights pertaining thereto. The Executive acknowledges and agrees that any and all Intellectual Property designed, made, created, conceived or improved by the Executive in whatsoever manner during the period of employment by the Corporation shall forever be the sole, absolute and exclusive property of the Corporation and the Executive waives any and all Moral Rights subsisting in any such work.  "Moral Rights" means the definition of moral rights found in the Copyright Act (Canada), and for greater certainty, but not as to in any way limit the generality of the foregoing, shall specifically refer to:

(a)	the right to object to any distortion, mutilation or modification of a work; and

(b)	the right to use a work in association with a product, service, cause or institution.

14.2 The Executive shall keep signed, witnessed and dated records of any and all Intellectual Property as described in paragraph (b) of the definition thereof.

14.3 The Corporation shall have the right to submit patent applications based on any and all Intellectual Property described in paragraph (b) of the definition thereof.  Such patents will identify the original inventors, as required by patent law in Canada, the United States of America ("U.S."), and also in other countries, even if not required by law.

14.4 The Executive agrees to sign an application, assignment or any other document required to register any and all Intellectual Property as described in paragraph (b) of the definition thereof as patents in Canada, in the U.S. and abroad, or to assert copyright claims in respect of any and all Intellectual Property as described in paragraph (a) of the definition thereof, as requested by the Corporation, and otherwise assist the Corporation in obtaining such patents as well as in the enforcement of patent or copyright infringement claims.

ARTICLE XV

INDEMNIFICATION

15.1 The Corporation covenants, both during and after the Executive's term of service, to indemnify and hold harmless the Executive and her heirs and legal representatives, to the maximum extent permitted by Colorado law or other law to which the Corporation is subject (provided that the Executive acted honestly and in good faith with a view to the best interests of the Corporation and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Executive had reasonable grounds for believing that her conduct was lawful), from and against:

(a)
all costs, charges, liabilities and expenses whatsoever that the Executive may sustain or incur in or about or in relation to any action, suit or proceeding that is brought, commenced or prosecuted against the Executive for or in respect of any act, deed, matter or thing whatever made, done or permitted or not made, done or permitted by the Executive in or about the execution of her duties as a director or officer of the Corporation or its subsidiaries; and

(b)
all other costs, charges, liabilities and expenses that the Executive may sustain or incur (including, without limitation, all income tax, sales tax and excise tax liabilities resulting from any payment made pursuant to this indemnity) in or about or in relation to the affairs of the Corporation or its subsidiaries or her position as a director or officer of the Corporation or its subsidiaries.

15.2 The Corporation further agrees that any costs, charges and expenses referred to in paragraph 14.1(a) above shall be paid in advance of the final disposition of any such action or proceeding upon receipt by the Corporation of a written undertaking by the Executive to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified in accordance with the terms and conditions of this Indemnity and Colorado law.

15.3 The Corporation further agrees, both during and after the Executive's term of service, to use its reasonable best efforts to obtain any approval or approvals necessary for such indemnification and to co-operate with the Executive and to provide the Executive with access to any evidence which the Corporation may have or control, which would enable the Executive to make application or obtain any approval or approvals necessary for such indemnification.

The Corporation shall maintain a directors and officers insurance policy in such amounts as may be customary for corporations of a similar size and business and risk profile as the Corporation in Canada, and the Executive shall be entitled to the benefit of such insurance policy during the Term of the Agreement and for so long after termination of the Agreement for any reason as may be agreed to by the parties acting reasonably, for the purpose of providing continued insurance coverage for the benefit of the Executive for all acts or omissions covered by Article 14 that occur prior to the Termination Date.

15.4 The provisions of this Article 14 shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

ARTICLE XVI

NOTICES

16.1 Any Notice required to be given hereunder may be provided by personal delivery, by registered mail or by facsimile to the Parties hereto at the following addresses:

To the Corporation:

Oilsands Quest Inc.
Suite 205, 707 – 7th Avenue S.W.
Calgary, Alberta  T2P 3H6

Attention:  Chief Financial Officer

Fax:           (403) 263-9812

To the Executive:

Leigh Peters
800, 326 – 11th Avenue S.W.
Calgary, Alberta  T2R 0C5
E-mail: lpeters@oilsandsquest.com

Any Notice, direction or other instrument shall, if delivered, be deemed to have been given and received on the business day on which it was so delivered, and if not a business day, then on the business day next following the day of delivery, and, if mailed, shall be deemed to have been given and received on the fifth day following the day on which it was so mailed, and, if sent by facsimile transmission, shall be deemed to have been given and received on the next business day following the day it was sent.  Either Party may change its address for notice in the aforesaid manner.

ARTICLE XVII

GENERAL

17.1 This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta, and the Parties hereby attorn to the non-exclusive jurisdiction of Alberta Courts.  Should provisions in this Agreement fail to comply with the applicable legislation, the Agreement shall be interpreted in accordance with those statutory requirements.

This Agreement and any other agreements expressly incorporated by reference herein, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede and replace any and all prior agreements, undertakings, representations or negotiations pertaining to the subject matter of this Agreement.  The Parties agree that they have not relied upon any verbal statements, representations, warranties or undertakings in order to enter into this Agreement.  In the event of a conflict between this Agreement and any other agreement expressly incorporated by reference herein, the terms of this Agreement shall prevail.

17.2 This Agreement may not be amended or modified in any way except by written instrument signed by the Parties hereto.

17.3 This Agreement shall enure to the benefit of and be binding upon the Parties hereto, together with their personal representatives, successors and permitted assigns.

17.4 This Agreement is a personal services agreement and may not be assigned by either Party without the prior written consent of the other Party.

17.5 The waiver by either Party of any breach of the provisions of this Agreement shall not operate or be construed as a waiver by that Party of any other breach of the same or any other provision of this Agreement.

17.6 The Parties agree to execute and deliver such further and other documents, and perform or cause to be performed such further and other acts and things as may be necessary or desirable in order to give full force and effect to this Agreement.

17.7 The Executive agrees that following the termination of the Executive's employment with the Corporation for any reason, the Executive shall tender her resignation from any position she may hold as an officer or director of the Corporation or any Related Corporation.

17.8 In the event of a Change of Control, the Corporation will use its reasonable commercial efforts to obtain and pay for directors' and officers' liability insurance on a "trailing" or "run off" basis for the Executive, covering claims made prior to or within three years from the date of the Change of Control, such insurance to provide coverage substantially equivalent in scope and coverage to that provided by the Corporation's directors and officers insurance policy, if any, in effect immediately prior to the Change of Control.

17.9 The Corporation agrees to co-operate with the Executive, to the extent permitted by applicable tax laws, so as to permit the Executive to consider payments hereunder on termination of employment to be retirement benefits.

Should any provision in this Agreement be found to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of the Agreement shall not be affected or impaired thereby in any way.

IN WITNESS WHEREOF the Parties hereto acknowledge and agree that they have read and understand the terms of this Agreement, and that they have had an opportunity to seek independent legal advice prior to entering into this Agreement, and that they have executed this Agreement with full force and effect from the date first written above.

OILSANDS QUEST INC.

Per:	/s/ Jamey Fitzgibbon

Per:

/s/ Katie Garback	/s/ Leigh Peters
Witness	LEIGH PETERS

Schedule "A"
Description of Duties

•	Additional responsibilities may be added from time to time to further advance the Corporation’s business plan, as amended from time to time and the Corporation’s growth.